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                                                                       Exhibit 5
                                                                       ---------




                                 March 27, 1997

Marcam Corporation
95 Wells Avenue
Newton, Massachusetts 02159

     RE: Registration Statement on Form S-8 Relating to the 1994 Stock Plan, as amended, of Marcam Corporation (the "Plan")

Ladies and Gentlemen:

     We are of the opinion that the 1,250,000 shares of Common Stock, par value $.01 per share, proposed to be issued by Marcam Corporation (the "Company") pursuant to the Company's 1994 Stock Plan, as amended, will be validly issued, fully paid and nonassessable after issuance of such shares in accordance with the terms of the Plan.

     We are further of the opinion that no action of any governmental authority is necessary for the issue and sale of Common Stock by the Company except that the above Registration Statement shall have become effective and such action as may be necessary under the securities laws of the several states shall have been taken.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.


                                              Very truly yours,

                                              TESTA, HURWITZ & THIBEAULT, LLP